EXHIBIT 99.1

OXiGENE Announces Presentation of Encouraging OXi4503 Preclinical and Clinical Data in Acute Myelogenous Leukemia at American Society of Hematology Meeting

SOUTH SAN FRANCISCO, Calif., Dec. 10, 2012 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, announced today that investigators at the University of Florida presented encouraging clinical data using OXiGENE's vascular disrupting agent (VDA), OXi4503, in patients with acute myelogenous leukemia (AML) at the 2012 annual meeting of the American Society of Hematology in Atlanta, Georgia. The data showed responses and a manageable safety profile in this first-in-man trial of a VDA in AML.

The clinical data were presented as an online abstract from an investigator-sponsored Phase 1 study of OXi4503, which is supported in part by the Leukemia & Lymphoma Society, for the treatment of patients with AML or myelodysplastic syndrome (MDS). The ongoing open-label, dose-escalating study is evaluating the safety profile, maximum tolerated dose (MTD) and biologic activity of OXi4503. Results were presented on 5 patients with refractory AML enrolled between May, 2011 and August, 2012. The median number of prior therapies was 4 (range, 1-7). Two subjects were assigned to the 2.5 mg/m2 dosing cohort, 2 received 3.75 mg/m2 and 1 received 5 mg/m2. None of these patients developed dose-limiting toxicities. Adverse events attributable to OXi4503 infusion included bone pain, fever, anemia and thrombocytopenia. Hypertension was manageable and plasma LDH and uric acid increased by at least two-fold within hours after OXi4503 infusions, suggesting leukemia cell destruction.

Overall response was 2/5 (40%), with 1 patient achieving a marrow complete remission (mCR) and 1 patient achieving a partial remission (PR). The median number of cycles was 1 (range 1-6). Three of 5 subjects discontinued the study due to AML progression and one due to pneumonia. One patient with AML treated with 5 mg/m2 OXi4503 has received 6 months of treatment and continues to receive weekly infusions.

To further elucidate the mechanism of AML regression by combretastatins, investigators at the University of Florida also presented preclinical data in a poster presentation titled "Vascular Disrupting Combretastatins Impair Bone Marrow Endothelial Cells by Depolymerizing the Microtubule Cytoskeleton." In this study, bone marrow endothelial cells (BMECs) from both healthy subjects and patients with AML were treated with various doses of the combretastatins OXi4503 and ZYBRESTAT® for 24 and 48 hours. The results showed that both combretastatins impaired BMECs migration and function compared to untreated control. In addition, there was a distinct degradation of microtubule cytoskeleton in BMECs treated with the two combretastatins. AML cells co-cultured with BMECs treated with the two combretastatins showed a lower survival rate than AML cells alone. Conclusions were that combretastatins directly impair BMEC function and eliminate BMEC protection of AML cells, and the dual targeting of combretastatins on BMECs and AML cells leads to enhanced AML regression.

"We are excited to present these preclinical data as well as the preliminary clinical data from the ongoing AML trial with OXi4503, and look forward to further investigating the dual mechanism of activity of this novel vascular disrupting agent," said Christopher Cogle, MD, of the University of Florida and lead investigator of the clinical study. "AML is a highly lethal cancer, and there is an urgent need for therapeutic approaches based on new mechanisms of action that can be used as monotherapy or that can potentially be combined with current treatment regimens. These OXi4503 studies may demonstrate that targeting both the leukemic cells and the endothelium is a promising and safe way to treat AML in resistant populations."

"OXi4503 continues to be a valuable asset in our company's product portfolio of vascular disrupting agents. We are collaborating with Dr. Cogle and his team at the University of Florida to further explore its fundamental mechanism of activity and therapeutic potential in AML and MDS," said Jai Balkissoon, MD, FACS, and OXiGENE's Vice President of Clinical Development.

About OXi4503

OXi4503 (combretastatin A1 diphosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical trials for the treatment of leukemias. Like its structural analog, ZYBRESTAT (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 has been evaluated as a monotherapy in a Phase 1 dose-escalation trial in patients with advanced solid tumors and in patients with cancers involving the liver.

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Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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